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                                                                     Exhibit 3.1




                           SECOND AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                           DIRECTED ELECTRONICS, INC.

      Pursuant to the provisions of Section 607.1007 of the Florida Business Corporation Act (the "FBCA"), Directed Electronics, Inc. (the "Corporation") adopts the following Second Amended and Restated Articles of Incorporation:

                                    ARTICLE I
                            NAME AND PRINCIPAL OFFICE

      The name of the Corporation is Directed Electronics, Inc. and the address of the principal office and the mailing office of the Corporation is 1 Viper Way, Vista, California 92081.

                                   ARTICLE II
                           REGISTERED AGENT AND OFFICE

      The name and address of the registered agent of the Corporation is Corporation Service Company, 1201 Hays Street, Tallahassee, Florida 32301.

                                   ARTICLE III
                                  CAPITAL STOCK

      Section 3.1. Authorized Capital Stock. The Corporation shall have authority to issue a total of 105,000,000 shares, consisting of (i) 100,000,000 shares of common stock, $0.01 par value per share (the "Common Stock"), and (ii) 5,000,000 shares of preferred stock, $0.01 par value per share (the "Preferred Stock").

      Section 3.2. Provisions Relating to Common Stock.

            (a) Each Common Share shall have one vote, and, except as provided by resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock.

            (b) No holder of Common Stock as such shall have any preemptive right to subscribe to or acquire (i) unissued or treasury shares of the Corporation of any class, (ii) securities of the Corporation convertible into or carrying a right to acquire or subscribe to shares of any class, or (iii) any other obligations, warrants, rights to subscribe to shares, or other securities of the Corporation of any class, in each case whether now or hereafter authorized.

            (c) Subject to the provisions of law and to the provisions of any Preferred Stock that may be outstanding from time to time, dividends may be paid on the Common Stock at such times and in such amounts as the Board of Directors may deem advisable.

            (d) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amounts to which holders of Preferred Stock shall be entitled, to the remaining net assets of the Corporation.
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      Section 3.3. Provisions Relating to Preferred Stock.

            (a) The Preferred Stock may be issued from time to time in one or more series, each of such series to have such designations, preferences, limitations and special rights as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.

            (b) Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this Article III, to divide the Preferred Stock into one or more series and with respect to each series to fix and determine by resolution or resolutions providing for the issue of such series:

                  (i) The number of shares to constitute such series and the distinctive designation thereof;

                  (ii) The dividend rate or rates to which shares of such series shall be entitled and the restrictions, limitations and conditions upon the payment of such dividends, the date or dates from which dividends shall accumulate and the quarterly dates on which dividends, if declared, shall be payable;

                  (iii) Whether or not the shares of such series shall be redeemable, the limitations and restrictions with respect to such redemptions, the manner of selecting shares of such series for redemption if less than all shares are to be redeemed, and the amount, if any, in addition to any accrued dividends thereon which the holder of shares of such series shall be entitled to receive upon the redemption thereof, which amount may vary at different redemption dates and may be different with respect to shares redeemed through the operation of any retirement or sinking fund and with respect to shares otherwise redeemed;

                  (iv) The amount in addition to any accrued dividends thereon which the holders of shares of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, which amount may vary depending on whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates (the amount so payable upon such involuntary liquidation, dissolution or winding up, exclusive of accrued dividends, being hereinafter sometimes called the "involuntary liquidation value");

                  (v) Whether or not the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, whether such purchase, retirement or sinking fund shall be cumulative or non-cumulative, the extent to and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

                  (vi) Whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes, or of any other series of the same class and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

                  (vii) The voting powers, if any, of such series; and

                  (viii) Any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as shall not be inconsistent with this Section 3.3.

            (c) All shares of any one series of Preferred Stock shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all series of Preferred Stock shall rank equally and

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be identical in all respects, except as permitted by the foregoing provisions of
Section 3.3(b) of this Article III.

            (d) No holder of Preferred Stock as such shall have any preemptive right to subscribe to or acquire (i) unissued or treasury shares of the Corporation of any class, (ii) securities of the Corporation convertible into or carrying a right to acquire or subscribe to shares of any class, or (iii) any other obligations, warrants, rights to subscribe to shares, or other securities of the Corporation of any class, in each case whether now or hereafter authorized.

      Section 3.4. Provisions Relating to All Classes of Stock. The Preferred Stock and Common Stock may be issued by the Corporation from time to time for such consideration as may be determined from time to time by the Board of Directors subject to, and in accordance with the full discretion conferred upon the Board of Directors by, Florida law. Any and all shares for which the consideration so determined shall have been paid or delivered shall be deemed fully paid shares and shall not be liable for any further call or assessment thereon; and the holders of such shares shall not be liable for any further payments in respect of such shares.

                                   ARTICLE IV
                               BOARD OF DIRECTORS

      Section 4.1. Number and Term of Directors. The number of members of the Corporation's Board of Directors shall be fixed from time to time by resolution of the Board of Directors. The Board of Directors shall be divided into three classes, Class I, Class II and Class III, with the directors of each class to be elected for a staggered term of three years and to serve until their successors are duly elected and qualified or until their earlier resignation, death or removal from office. The number of directors elected to each class shall be as nearly equal in number as possible. The Board of Directors shall apportion any increase or decrease in the number of directorships among the classes so as to make the number of directors in each class as nearly equal as possible.

      Section 4.2. Director Vacancies; Removal. Whenever any vacancy on the Board of Directors shall occur due to death, resignation, retirement, disqualification, removal, increase in the number of directors or otherwise, a majority of directors in office, although less than a quorum of the entire Board of Directors, may fill the vacancy or vacancies for the balance of the unexpired term or terms, at which time a successor or successors shall be duly elected by the shareholders and qualified. Notwithstanding the provisions of any other Article herein, only the remaining directors of the Corporation shall have the authority, in accordance with the procedure stated above, to fill any vacancy that exists on the Board of Directors for the balance of the unexpired term or terms. The Company's shareholders shall not, and shall have no power to, fill any vacancy on the Board of Directors. Shareholders may remove a director from office prior to the expiration of his or her term, with or without "cause," by an affirmative vote of a majority of all votes entitled to be cast for the election of directors.

      Section 4.3. Amendment of Article IV. Notwithstanding anything contained in these Second Amended and Restated Articles of Incorporation to the contrary, this Article IV shall not be altered, amended or repealed except by an affirmative vote of at least sixty six and two-thirds percent (66 2/3%) or more of the combined voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote for the election of directors.

                                    ARTICLE V
                                 BYLAW AMENDMENT

      In furtherance and not in limitation of the powers conferred by the laws of the state of Florida, the Board of Directors is expressly authorized and empowered to make, alter, amend and repeal the Bylaws of the Corporation in any respect not inconsistent with the laws of the state of Florida or with these Second Amended and Restated Articles of Incorporation. The shareholders of the Corporation holding at least sixty six and two-thirds percent (66 2/3%) or more of the combined voting power of the then issued

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and outstanding shares of capital stock of the Corporation entitled to vote thereon, unless otherwise required by law, may amend and repeal the Bylaws.

                                   ARTICLE VI
                            MEETINGS OF SHAREHOLDERS

      Meetings of shareholders of the Corporation may be held within or without the state of Florida, as the Bylaws of the Corporation may provide. Shareholder action may be taken only at an annual or special meeting of shareholders and may not be taken by written consent in lieu of a meeting unless the action to be effected by written consent of shareholders and the taking of such action by such written consent have expressly been approved in advance by the Board of Directors. Except as otherwise provided by law or by the resolution or resolutions adopted by the Board of Directors designating the powers, designations, preferences, limitations, restrictions, and relative rights of any Preferred Stock, special meetings of shareholders of the Corporation may be called only by the Chairman of the Board of Directors, or by a majority of the Board of Directors pursuant to a resolution adopted by the Board of Directors. Special meetings of shareholders may not be called by any other person or persons or in any other manner.

                                   ARTICLE VII
                                 INDEMNIFICATION

      The Corporation shall indemnify and may advance expenses to its officers and directors to the fullest extent permitted by law in existence either now or hereafter.

                                  ARTICLE VIII
                                    AMENDMENT

      The Corporation may not amend, alter, change, or repeal any provision of these Second Amended and Restated Articles of Incorporation without the approval of shareholders of the Corporation holding a majority of the voting power of all of the shares of the Corporation's stock entitled to vote thereon; provided, however, that the approval of at least sixty six and two-thirds percent (66 2/3%) or more of the combined voting power of the then issued and outstanding shares of capital stock of the Corporation shall be required to take any action to:

            (a) sell, lease, transfer, license or otherwise dispose of all or substantially all of its properties and assets;

            (b) liquidate or dissolve the Corporation; or

            (c) amend this Article VIII.

      These Second Amended and Restated Articles of Incorporation have been duly authorized and approved by the directors of the Corporation effective as of November 10, 2005, and by the holders of a majority of the issued and outstanding shares of Common Stock of the Corporation as of November 23, 2005 pursuant to Sections 607.0821, 607.0704, 607.1003, 607.1004 and 607.1007 of the
FBCA. The number of votes cast for these Second Amended and Restated Articles of Incorporation by the shareholders in each voting group was sufficient for approval by that voting group. These Second Amended and Restated Articles of Incorporation supersede the Amended and Restated Articles of Incorporation of the Corporation and all amendments to them.


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      IN WITNESS WHEREOF, the undersigned has executed these Second Amended and
Restated Articles of Incorporation of the Corporation this 23rd day of November, 2005.

                                       /s/ James E. Minarik
                                       -------------------------------------
                                       James E. Minarik, President and Chief
                                       Executive Officer



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